As filed with the Securities and Exchange Commission on November 9, 2011

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ALLIED HEALTHCARE PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	25-1370721
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

1720 Sublette
St. Louis, Missouri	63110
(Address of Principal	Zip Code
Executive Offices)

ALLIED HEALTHCARE PRODUCTS, INC. 2009 INCENTIVE STOCK PLAN
(Full title of plan)

 Daniel C. Dunn
Vice President Finance
Allied Healthcare Products, Inc.
1720 Sublette Avenue, St. Louis, Missouri  63110
(Name and address of agent for service)

(314) 771-2400
Telephone number, including area code, of agent for service:

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1) (#)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common Stock, $0.01 par value (“Common Stock”)	365,000	(2)	$3.55	(4)	$1,295,750	$148.49
Common Stock	235,000	(3)	$3.55	(4)	$834,250	$95.61
Total	600,000		N/A		$2,130,000	$244.10

(1) Pursuant to Rule 416 under the Securities Act, this registration statement shall also automatically cover any additional shares of the Common Stock which may become issuable under the Allied Healthcare Products, Inc. 2009 Incentive Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Common Stock

(2) Represents shares of Common Stock that may be issued pursuant to awards previously granted under the Allied Healthcare Products, Inc. 2009 Incentive Stock Plan.

(3) Represents shares of Common Stock that may hereafter be issued pursuant to awards granted under the Allied Healthcare Products, Inc. 2009 Incentive Stock Plan.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to clauses (c) and (h) of Rule 457 under the Securities Act of 1933

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the Allied Healthcare Products, Inc. (the “Registrant”) 2009 Incentive Stock Plan (the “2009 Plan”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 2 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents which have been filed by the Registrant with the Commission are incorporated herein by reference:

(a)	the Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on Form 10-K for the fiscal year ended June 30, 2011.

(b)
all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above (other than any Current Reports on Form 8-K containing Regulation FD disclosure furnished under Item 9 or Results of Operations and Financial Condition disclosure furnished under Item 2.02 and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Reports on Form 8-K).

(c)
the description of the Registrant’s Common Stock which is contained in the Registration Statement on Form 8-A (Commission File No. 0-19266), filed August 23, 1996, under Section 12(g) of the Exchange Act and any further amendment or report filed hereafter for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Officers and Directors

Reference is made to Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), which provides for indemnification of directors, officers and other employees in certain circumstances, and to Section 102(b)(7) of the DGCL, which provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances.  The Amended and Restated Certificate of Incorporation of the Registrant, as amended, eliminates the personal liability for monetary damages of directors except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  The by-laws of the Registrant provide indemnification to directors, officers and other employees of the Registrant to the fullest extent permitted by the DGCL. The Registrant has also executed indemnification agreements with the directors, officers and certain other employees of the Registrant. Such indemnification agreements contain provisions which purport to provide indemnification, where not limited by applicable law, for amounts paid by such individuals in settlement of shareholder derivative actions. Additionally, the Registrant maintains customary directors’ and officers’ liability insurance protecting officers and directors against certain liabilities which they may incur in their capacities as such.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

4.1
Allied Healthcare Products, Inc. 2009 Incentive Stock Plan.  Incorporated by reference to Appendix A to the Registrant’s Proxy Statement pursuant to Section 14(a) of the  Exchange Act on Schedule 14A filed October 9, 2009 (Commission File No. 0-19266).

5.1	Opinion of Greensfelder, Hemker & Gale, P.C..

23.1	Consent of RubinBrown LLP.

23.2	Consent of Greensfelder, Hemker & Gale, P.C. (included in Exhibit 5.1).

24.1	Form of Power of Attorney (included on signature page)

Item 9.  Undertakings

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri on November 9, 2011.

ALLIED HEALTHCARE PRODUCTS, INC.

By:	/s/ Daniel C. Dunn
Daniel C. Dunn
Vice President – Finance and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned does hereby constitute and appoint EARL R REFSLAND and DANIEL C. DUNN, with full power to each of them to act alone, as his or her true and lawful attorney in fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

Principal Executive Officer:

/s/ Earl R. Refsland	Chief Executive Officer,	November 9, 2011
Earl R. Refsland	President and Director

Principal Financial and Accounting Officer:

/s/ Daniel C. Dunn	Vice President, Chief Financial	November 9, 2011
Daniel C. Dunn	Officer and Secretary

Directors:

/s/ Judith T. Graves	Director	November 9, 2011
JUDITH T. GRAVES

/s/ Joseph E. Root	Director	November 9, 2011
JOSEPH E. ROOT

/s/ William A. Peck	Director	November 9, 2011
WILLIAM A. PECK

/s/ John D. Weil	Director	November 9, 2011
JOHN D. WEIL

EXHIBIT INDEX

4.1
Allied Healthcare Products, Inc. 2009 Incentive Stock Plan.  Incorporated by reference to Appendix A to the Registrant’s Proxy Statement pursuant to Section 14(a) of the  Exchange Act on Schedule 14A filed October 9, 2009 (Commission File No. 0-19266).

5.1	Opinion of Greensfelder, Hemker & Gale, P.C..

23.1	Consent of RubinBrown LLP.

23.2	Consent of Greensfelder, Hemker & Gale, P.C. (included in Exhibit 5.1).

24.1	Form of Power of Attorney (included on signature page)